Exhibit 10.1

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of April 17, 2017, is entered into by and between REVLON CONSUMER PRODUCTS CORPORATION, a Delaware corporation (“RCPC” and, together with its parent Revlon, Inc. (“Revlon”) and its subsidiaries, the “Company”), and Christopher H. Peterson (the “Executive”).

WHEREAS, RCPC wishes to employ the Executive and the Executive wishes to accept employment with the Company on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, RCPC and the Executive hereby agree as follows:

1.              Employment, Duties and Acceptance.

1.1  Employment, Duties. RCPC hereby employs the Executive for the Term (as defined in Section 2.1) to render exclusive and full-time services to the Company in the capacity of Chief Operating Officer, Operations, of Revlon and RCPC, reporting to the President and Chief Executive Officer of the Company (the “CEO”), and to perform such duties and responsibilities and have such authority as shall be consistent with such position (including, if so elected or appointed, serving as a director of Revlon and/or RCPC and serving as a director and/or officer of any subsidiary of the Company), and such other duties and responsibilities, in each case as may be reasonably assigned to the Executive from time to time by the CEO or, if requested or required, by Revlon’s Board of Directors (the “Board”) or a committee thereof.

1.2.  Acceptance. The Executive hereby accepts such employment and agrees to render the services described above.  During the Term, the Executive agrees to serve the Company faithfully, to devote the Executive’s entire business time (subject to the last sentence of this Section 1.2), energy and skill to such employment, and to use the Executive’s best efforts, skill and ability to promote the Company’s interests.  In addition, during the Term, the Executive shall be permitted to (i) serve on the board of directors of non-profit organizations and, with the prior consent of the CEO, other for-profit organizations; (ii) participate in charitable, civic, educational, professional, community or industry affairs; and (iii) manage the Executive’s passive personal investments so long as such activities, in the aggregate, do not materially interfere or conflict with the Executive’s duties hereunder.

1.3.  Location. The duties to be performed by the Executive hereunder shall be performed primarily at the office of RCPC in the New York City metropolitan area, subject to reasonable travel requirements consistent with the nature of the Executive’s duties from time to time on behalf of the Company.

1.4.  Representations. As an inducement for RCPC and Revlon to enter into this Agreement, the Executive hereby represents that the Executive is not a party to any contract, agreement or understanding which prevents, prohibits or limits him in any way from entering into and fully performing his obligations under this Agreement and any duties and responsibilities that may be assigned to him hereunder.  The Executive agrees that he shall comply with the terms of his non-disclosure agreement with his prior employer, a copy of which he has disclosed to the Company.  The Executive hereby represents that he provided the Company with accurate information about his compensation from his prior employer.

2.             Term of Employment.

2.1.  Term. The Term of the Executive’s employment under this Agreement shall commence on April 17, 2017 (the “Effective Date”) and shall end on the fifth anniversary thereafter (unless extended or earlier terminated pursuant to the terms of this Agreement, the “Term”); provided, however, that unless the Company or the Executive provides notice to the other party of its/his desire not to renew this Agreement at least sixty (60) days prior to the expiration of the then effective Term, this Agreement shall automatically renew for additional one (1) year periods.

2.2.  Expiration of the Term. The expiration of the Term or the Extended Term (as defined in Section 13.1) shall not be deemed to be an event of “Good Reason” or “COC Good Reason” pursuant to Section 4.3 or 13.2.3, as applicable, or otherwise a wrongful termination of the Term of this Agreement.  Upon expiration of the Term, the Executive’s employment shall terminate as of the last day of the Term and the Company shall have no further compensation obligation to the Executive other than to provide the Executive with the Prior Year Bonus and Final Compensation (as such terms are defined below), in each case at the same time the Executive would have received such payments had he remained an active employee of the Company; it being understood that the payment of the Prior Year Bonus shall be subject to the satisfaction of the Release Condition set forth in Section 4.6 and the Executive’s continued compliance with Sections 5, 6 and 7 of this Agreement subject to and in accordance with Section 5.10.  In addition, if the Company provides a notice of nonrenewal, subject to the satisfaction of the Release Condition and continued compliance with Sections 5, 6 and 7 in accordance with Section 5.10, the Company shall pay to the Executive the Pro-Rated LTIP Award (as defined below in Section 4.1) and the Pro-Rated Bonus (as defined in Section 3.2. below) at the time that it would have been paid and to the extent that performance objectives have been attained pursuant to the applicable LTIP Award or Annual Bonus, as applicable.  If the Company provides notice of nonrenewal to the Executive, the Company shall concurrently advise the Executive in writing if it intends to require that the Executive comply with the non-competition restrictions set forth in Section 5.3 below, then the Company will provide the Executive with continued payments of Base Salary, in the manner and amount specified in Section 3.1, for a period of twelve (12) months after such termination date.  If the Executive provides notice of nonrenewal to the Company, the Company shall advise the Executive if it intends to require that the Executive comply with the non-competition restrictions set forth in Section 5.3 within ten (10) days of the Executive’s notice of non-renewal, and if the Company so elects, it shall be required to pay the Executive continued payments of Base Salary, in the manner and amount specified in Section 3.1, for a period of twelve (12) months after such termination date, provided, however, if, at the time Executive delivers notice of non-renewal he has a written offer of employment he shall notify the Company of such written offer, including the name of the prospective employer and the offered position.

3.              Compensation; Benefits.

3.1.  Salary. The Company agrees to pay the Executive during the Term a base salary, payable bi-weekly, at the annual rate of not less than $1.125 million (the “Base Salary”).  All payments of Base Salary or other compensation hereunder shall be less such deductions or withholdings as are required by applicable law and regulations.  The Executive will be considered for merit increases in connection with the Executive’s performance evaluations, which are performed in accordance with the Company’s salary administration policies and procedures.  In the event that RCPC, in its sole discretion, from time to time determines to increase the Base Salary, such increased amount shall, from and after the effective date of the increase, constitute “Base Salary” for purposes of this Agreement and shall not thereafter be decreased.

3.2.  Annual Bonus.  Commencing in 2018, the Executive shall be eligible to participate in the Company’s annual bonus programs as shall be in effect from time to time (the “Bonus Programs”), to the extent implemented under the Revlon Executive Incentive Compensation Plan or such successor plan as shall be in effect from time to time (the “Incentive Compensation Plan”), with target bonus eligibility of 100% of Base Salary for achieving performance objectives set by the Compensation Committee, subject to the terms and conditions of such Bonus Programs and the Incentive Compensation Plan; provided that notwithstanding anything to the contrary contained in the Bonus Programs or the Incentive Compensation Plan, such bonus shall have a maximum annual payout of 200% of Base Salary (the “Maximum Annual Bonus”).  In the event that the Executive’s employment shall terminate due to RCPC’s delivery of a notice of non-renewal in accordance with Section 2.2 or pursuant to Section 4.1, 4.2 or 4.3 during any calendar year, the Executive’s bonus with respect to the year during which such termination occurs shall be pro-rated (the “Pro-Rated Bonus”) for the actual number of days of active employment during such year and such Pro-Rated Bonus shall be payable (i) if and to the extent bonuses are payable to executives under the Bonus Programs for that year based upon achievement of the objectives set for that year and not including any discretionary bonus amounts which may otherwise be payable to other executives despite non-achievement of bonus objectives for such year, and (ii) on the date bonuses would otherwise be payable to executives under the Bonus Programs, but no later than March 15 of the year following the year to which the bonus relates.  Notwithstanding anything herein or contained in the Bonus Programs and/or Incentive Compensation Plan to the contrary, in the event that the Executive’s employment shall terminate pursuant to Section 4.1, 4.2 or 4.3 during any calendar year, the Executive shall be entitled to receive the Executive’s bonus (if not already paid) with respect to the year immediately preceding the year of termination (if bonuses with respect to such year are payable to other executives based upon achievement of bonus objectives, and not based upon discretionary amounts which may be paid to other executives despite non-achievement of bonus objectives) as and when such bonuses would otherwise be payable to executives under the Bonus Programs despite the fact that the Executive may not be actively employed on such date of payment (the “Prior Year Bonus”).  Notwithstanding anything to the contrary contained herein, for the year ending December 31, 2017, the Executive’s annual bonus opportunity shall be targeted at 100% of the Executive’s Base Salary (without proration) and determined under an individual bonus program that is substantially similar to the one implemented under the Incentive Compensation Plan for executives generally; provided, that (i) in no event will the bonus awarded thereunder be less than 67% of the Executive’s Base Salary ($753,750), (ii) it shall be subject to the Maximum Annual Bonus and (iii) it shall be payable at the same time as other executives’ bonuses are paid, but no later than March 15, 2018.

3.3.  Long-Term Incentive Compensation.

3.3.1.  In consideration of the Executive’s services to be rendered to the Company pursuant to this Agreement, the Executive will be eligible to earn a long term incentive award with a target value of $1.25 million for each calendar year (subject to pro-ration for 2017) (the “LTIP Award”) for the period commencing on the Effective Date and ending December 31, 2019 (the “Performance Period”). Any LTIP Award that the Executive shall actually earn based on achievement of the applicable performance objectives for the Performance Period shall be payable by the Company no later than March 15, 2020 after the conclusion of the Performance Period; provided that the Executive remains employed with the Company on the payment date, except as otherwise specified in this Agreement. The LTIP Award shall contain terms that are substantially the same as a Long-Term Award under the Incentive Compensation Plan, including without limitation, Section 6(e) and (i) thereof, including being administered in a manner that complies with Section 162(m) of the Code, provided, however, the LTIP Award shall provide that the Compensation Committee shall not be permitted to exercise negative discretion in determining the amount of the Executive’s award if the performance objectives relating to the LTIP Award pursuant to the Section 3.3.1 are achieved.

3.3.2.  In addition, the Executive and the Company shall negotiate in good faith with respect to the implementation and effectiveness of a new Company LTIP Award for the three-year period starting January 1, 2020 in a manner that complies with Section 162(m) of the Code and occurring during the Term, with such negotiation to commence no later than 90 days before the commencement of such performance period.

3.4.  Restricted Stock Grant. The Company’s CEO shall recommend for Compensation Committee approval that the Executive be granted a number of shares of restricted Class A Common Stock of Revlon with a value equal to an aggregate fair market value of $5 million on the Effective Date (the “Restricted Stock Grant”), pursuant to a restricted stock agreement under the Fourth Amended and Restated Revlon, Inc. Stock Plan (the “Stock Plan”) and attached hereto as Exhibit A.  Twenty percent (20%) of the Restricted Stock Grant shall vest on each of the first five anniversaries of the Effective Date so long as the Executive remains employed by the Company on each vesting date, except as otherwise set forth in this Agreement.  Once vested, shares may be sold while employed subject to the Company’s employee trading policy and obtaining the Compensation Committee’s prior written consent, which consent shall not unreasonably be withheld or delayed.

3.5.  Signing Bonus. RCPC shall pay the Executive a signing bonus of $250,000 within thirty (30) days following the Effective Date (the “Signing Bonus”).  If the Executive voluntarily resigns from employment for other than Good Reason (as defined below) or the Company terminates the Executive’s employment for Cause (as defined below) prior to the Executive completing two (2) full, consecutive years of active employment with the Company following the Effective Date, the Executive shall be required to repay the Signing Bonus to the Company in an amount calculated as follows: 100% of the after-tax amount of the Signing Bonus if such resignation or termination occurs prior to the first anniversary of the Effective Date and 50% of after-tax amount of the Signing Bonus if such resignation or termination occurs after the first anniversary but prior to the second anniversary of the Effective Date.  If any refund is due the Company pursuant to this Section 3.5, the Executive agrees that the amount of the refund due is payable in full immediately via personal check or payroll deduction and the Executive agrees to permit the Company to deduct this amount from any monies or benefits due to the Executive including wages, bonuses, long-term incentive compensation, reimbursements and/or expenses, in  each case to the extent permitted by, and in a manner that complies with, Section 409A (as defined in Section 3.9).  Any amounts remaining after giving effect to the foregoing shall be the Executive’s responsibility and payable via personal check.

3.6.  Business Expenses. RCPC shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive’s services under this Agreement, subject to and in accordance with the Revlon Travel and Entertainment Policy as in effect from time to time, or such policy or policies, if any, as may succeed it.

3.7.  Vacation. During each year of the Term (pro-rated for 2017), the Executive shall be entitled to a vacation period or periods in accordance with the vacation policy of the Company as in effect from time to time, but not less than twenty-five (25) days.

3.8.          Benefits. During the Term, the Executive shall be entitled to participate in those qualified and non-qualified defined benefit, defined contribution, group life insurance, medical, dental, disability and other benefit plans and programs of the Company as from time to time in effect (or their successors) generally made available to other senior executives of the Company of the Executive’s level generally and in such other plans and programs and in such perquisites, as from time to time in effect, as may be generally made available to senior executives of the Company of the Executive’s level generally.  For the sake of clarity, this section is not intended to apply to any housing or relocation allowance.

3.9.  Internal Revenue Code Section 409A. Section 409A of the Code (as defined in this Section 3.9, below) and/or its related rules and regulations (“Section 409A”), imposes additional taxes and interest on compensation or benefits deferred under certain “nonqualified deferred compensation plans” (as defined under the Code). These plans may include, among others, nonqualified retirement plans, bonus plans, stock option plans, employment agreements and severance agreements. It is the intent of the parties that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, this Agreement shall be interpreted consistent with such intent. The Company reserves the right to provide compensation or benefits under any such plan in amounts, at times and in a manner that minimizes taxes, interest or penalties as a result of Section 409A, including any required withholdings, and the Executive agrees to cooperate with the Company in such actions. Specifically, and without limitation of the previous sentence, if the Executive is a “specified employee,” as such term is defined under Section 409A (generally, one of the Company’s top fifty (50) highest paid officers), to the extent required to comply with Section 409A, the Company will not make any payments to the Executive under this Agreement upon a “separation from service,” as such term is defined under Section 409A, until six (6) months after the Executive’s date of separation from service or, if earlier, the date of the Executive’s death. Upon expiration of the six-month period, or, if earlier, the date of the Executive’s death, the Company shall make a payment to the Executive (or his beneficiary or estate, if applicable) equal to the sum of all payments that would have been paid to the Executive from the date of separation from service had the Executive not been a “specified employee” through the end of the six (6) month period or the date of death (whichever is earlier), and thereafter the Company will make all the payments at the times specified in this Agreement or applicable policy, as the case may be.  In addition, the Company and the Executive agree that, for purposes of this Agreement, termination of employment (or any variation thereof) will satisfy all of the requirements of “separation from service” as defined under Section 409A. For purposes of this Agreement, the right to a series of installment payments, such as salary continuation or severance payments, shall be treated as the right to a series of separate payments and shall not be treated as a right to a single payment.  Any in-kind benefits or reimbursements provided under this Agreement that constitute deferred compensation subject to Section 409A shall be subject to the following:  (i) any such in-kind benefit or payment reimbursement provided during one calendar year shall not affect the amount of such in-kind benefit or reimbursement provided during a subsequent calendar year; (ii) such in-kind benefit or reimbursement may not be exchanged or substituted for other forms of compensation to the Executive; and (iii) reimbursement payments shall be made to the Executive no later than the last day of the taxable year following the year in which the reimbursed expense is incurred.  For purposes of this Agreement, the term “Code” shall mean the Internal Revenue Code of 1986, as amended, including all final regulations promulgated thereunder, and any reference to a particular section of the Code shall include any provision that modifies, replaces or supersedes such section.

3.10.          Clawback/Recoupment Policy. The Executive agrees and acknowledges that incentive amounts and awards (as used within the meaning of the Dodd-Frank Wall Street Reform and Consumer Protection Act) payable pursuant to this Agreement or any bonus or incentive plan are subject to forfeiture and recoupment and may be cancelled without payment, and/or a demand for repayment of any previously paid amounts may be made upon the Executive in accordance with the Company’s forfeiture and recoupment policies with regard to financial statements as are required by law to be adopted and in effect from time to time. This provision shall survive termination of the Executive’s employment. The forfeiture provisions in this Section 3.10 are in addition to any forfeiture provisions contained elsewhere in this Agreement.  Following a Change in Control, with respect to awards made prior to the Change in Control, the Executive shall only be subject to forfeiture or recoupment provisions that are required by law and which shall not be any broader than what is required by law or as provided in this Agreement.

4.    Termination.

4.1.          Death. If the Executive shall die during the Term, the Term shall terminate and no further amounts or benefits shall be payable hereunder, except that the Executive shall be entitled to receive any Prior Year Bonus and any Final Compensation (as defined below).  In addition, the Executive shall receive the (i) Pro-Rated Bonus payable at the same time and manner payment would be made pursuant to Section 3.2, as if the Executive continued to be an active employee of the Company, (ii) payment in respect of the outstanding LTIP Award under Section 3.3 at the same time payments would be made pursuant to Section 3.3, as if the Executive continued to be an active employee of the Company, based on actual performance but pro-rated for the actual number of days of active employment during the applicable performance period (the “Pro-Rated LTIP”), and (iii) any remaining outstanding unvested portion of the Restricted Stock Grant shall be deemed vested.  “Final Compensation” means (i) the Base Salary earned but not paid through the date of termination, (ii) pay for any vacation time earned but not used through the date of termination, (iii) any business expenses incurred by the Executive but unreimbursed on the date of termination, provided that such expenses and required substantiation and documentation thereof are submitted within ninety (90) days following termination and that such expenses are reimbursable under Company policy, and (iv) vested benefits as may be provided under the terms of any applicable benefit plan.  Except as provided in this Section 4.1, the Company shall have no further compensation obligation to the Executive or the Executive’s heirs hereunder in the event of the Executive’s death. Subject to the terms of this Agreement and the applicable policy, the Executive’s right to indemnification and coverage under Directors and Officers insurance shall survive termination of employment.

4.2.          Disability.  If the Executive shall have failed, with or without reasonable accommodation, to perform the essential functions of the Executive’s job as a result of a physical or mental incapacity or illness lasting for 180 days during any 365-day period (a “Disability”), the Company may, by written notice to the Executive while he is Disabled, terminate the Term and no further amounts or benefits shall be payable hereunder, except that the Executive shall be entitled to receive the same payments as described above in Section 4.1.  Except as provided in this Section 4.2, the Company shall have no further compensation obligation to the Executive hereunder in the event of such termination. Subject to the terms of this Agreement and the applicable policy, the Executive’s right to indemnification and coverage under Directors and Officers insurance shall survive termination of employment.

4.3.          Termination by the Executive for Good Reason; Termination by Company other than for Cause.  In the event of the Executive’s resignation for Good Reason (as defined below), the Executive shall be entitled to terminate the Term and his employment under this Agreement by providing the Company with written notice tendering his resignation, such written notice to be provided to the Company within ninety (90) days following the occurrence of the event that he alleges constitutes Good Reason and such resignation to be effective, only if the Company has not cured the event within the thirty (30) day period following the written notice (if such event is curable), on the 30th day following the expiration of the cure period; it being understood that if the Executive fails to resign within such period, his right to terminate his employment due to Good Reason shall be deemed to be waived.  Further, the Company shall be entitled to terminate the Term and the Executive’s employment hereunder other than for Cause at any time upon written notice to the Executive.  Upon such termination by the Executive for Good Reason (and not under Section 4.5) or in the event the Company terminates the Term or the Executive’s employment other than pursuant to the provisions of Section 2.2, 4.1, 4.2, or 4.4, the Company shall pay to the Executive an amount equal to two (2) times the sum of the Executive’s Base Salary (without giving effect to any reduction that was the basis of the Good Reason termination) and an amount equal to the annual bonus paid under Section 3.2 for the year prior to the year of termination (provided that if such termination occurs prior to the payment of bonuses for the prior fiscal year, for purposes of calculating this payment only, such bonus shall be determined based on actual results under the plan for corporate objectives and based on target for individual performance objectives) and for the fiscal year 2017, such bonus amount shall be deemed to be $1.125 million) payable in equal installments in the manner specified in Section 3.1, until the conclusion of the Damage Period.  The “Damage Period” shall mean the 24-month period (subject to the reduction described below) following the date of termination, if the effective date of the termination of the Executive’s employment occurs during the Term.  In addition, the Executive (i) shall be entitled to receive any Prior Year Bonus, any Final Compensation and the Pro-Rated Bonus and Pro-Rated LTIP Award each as described above and (ii) shall become fully vested in the Restricted Stock Grant. Further, if the Executive is enrolled in the Company’s medical, vision and dental plans on the date of termination and provided that the Executive is permitted to continue such participation under applicable law and plan terms without the imposition of a penalty on the Company, and if the Executive elects to continue his participation and that of his eligible dependents in those plans for a period of time under the federal law known as “COBRA,” then, until the earliest to occur of (x) the conclusion of the Damage Period, (y) the conclusion of the COBRA period, or (z) the date the Executive becomes eligible for coverage under a subsequent employer’s plan, the Company will contribute to the premium cost of the Executive’s coverage and that of his eligible dependents under those plans at the rate it contributed to the Executive’s premium cost of coverage on the date of termination (such contribution to be treated as a bonus and subject to any applicable tax withholdings). To be eligible for these Company premium contributions, however, the Executive must pay his portion of the premium cost during the Damage Period.  After the Company’s contributions end, the Executive may continue benefits coverage for the remainder of the COBRA period, if any, by paying the full premium cost of such benefits.  The Company’s obligations pursuant to this Section 4.3 shall not be subject to the Executive’s duty to mitigate damages by seeking other employment; provided, however, that in the event that the Executive shall earn compensation (as an employee or consultant) in respect of the second year of the Damage Period (even if paid thereafter), such compensation shall reduce dollar-for-dollar any amount of continued Base Salary and annual bonus payable to the Executive under this Agreement during the second year of the Damage Period (and for greater clarity, shall not reduce any Prior Year Bonus, Final Compensation, Pro-Rated Bonus or Pro-Rated LTIP Award or the Restricted Stock, in each case as applicable); provided, that compensation that may offset such payments shall not include (A) equity or retirement income to be received by the Executive or (B) standard fees for serving as a member of a board of directors or a committee thereof so long as such income is not being delayed or paid in a manner that is intended to circumvent or manipulate this offset provision.  The offset of amounts hereunder shall only be for the same payment period in which such amount is earned from future employment, and any excess amount earned during any payment period in the second year shall be carried forward and deemed earned in the subsequent payment period.  The Executive is required to notify the Company immediately if he begins new employment or provides consulting or advisory services (including Board service) during the Damage Period.  The Executive shall be required to repay promptly any excess benefits contributions or payments made by the Company.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without the Executive’s prior written consent: (i) a material reduction in the Executive’s duties, responsibilities or authority; (ii) a material reduction in the Executive’s Base Salary or annual bonus opportunity; (iii) a material breach of this Agreement by the Company; or (iv) the Executive’s office being relocated beyond a fifty (50) mile radius of the Executive’s then current office; provided that, for the sake of clarity, (A) Revlon no longer being a publicly traded entity shall not constitute an event of Good Reason or (B) an arms’ length disposition of assets of the Company shall not give rise to an event of Good Reason.  The Executive’s right to indemnification and coverage under Directors and Officers insurance shall survive termination of employment.

4.4.          Cause.  In the event of the Executive’s (i) willful failure, refusal or inability (other than as a result of physical or mental incapacity or illness) to perform the Executive’s material duties hereunder; (ii) willful failure or refusal to follow or carry out a lawful directive of the Board; (iii) conviction of any felony; (iv) conviction of any lesser crime or offense involving the property of the Company; (v) gross negligence or willful misconduct in connection with the performance of the Executive’s duties hereunder; (vi) material breach, or knowing immaterial breach, of the Code of Conduct (as defined below); (vii) any breach of Sections 1.4, 5, 6, 7 or 8 of this Agreement; (viii) material breach of any other provision of this Agreement or other Company policy applicable to the Executive; or (ix) willful misconduct which would make the Executive’s continued employment by the Company materially harmful to the Company, monetarily or reputationally, the Company may, within ninety (90) days of the Board’s knowledge of the event, by written notice to the Executive terminate the Term and, upon such termination, this Agreement shall terminate and the Executive shall be entitled to receive no further amounts or benefits hereunder, except any as shall have been earned to the date of such termination including the Final Compensation.  For purposes of this definition of “Cause”, no act or omission to act by the Executive will be “willful” if such act or omission was done or omitted to be done in the Executive’s good faith and with a reasonable belief that such act or omission was in the best interests of the Company. If and to the extent any occurrence of Cause is capable of cure, the Company shall provide notice of same to the Executive, who shall then have ten (10) days to cure such event of Cause to the satisfaction of the Company.  Subject to the terms of this Agreement and the applicable policy, the Executive’s right to indemnification and coverage under Directors and Officers insurance shall survive termination of employment.

4.5.          Voluntary Termination by the Executive other than for Good Reason.  The Executive may terminate his employment hereunder at any time upon sixty (60) days’ advance notice to the Company.  In the event of termination of the Executive’s employment pursuant to this Section 4.5, the Company may elect to waive the period of notice, or any portion thereof, and the Executive shall continue to receive all compensation and benefits through such earlier date of termination.  In such event, upon such termination the Company shall have no further compensation obligation to the Executive, other than for any Final Compensation through the actual date of such termination. Subject to the terms of this Agreement and the applicable policy, the Executive’s right to indemnification and coverage under Directors and Officers insurance shall survive termination of employment.

4.6          Resignation and Release.  Upon any termination of employment, the Executive shall promptly resign from any positions with the Company, whether as an officer, director, employee, or otherwise and shall promptly execute any documents reasonably required to effectuate the resignation.  Notwithstanding any other provision of this Agreement to the contrary, the Executive acknowledges and agrees that any and all payments to which the Executive is entitled under Section 2.2, Section 4 or Section 13, other than payment of any Final Compensation, are conditioned upon and subject to the Executive’s (or his estate’s) execution, delivery and non-revocation within fifty-five (55) days following the Executive’s termination of employment of a general waiver and release (for the avoidance of doubt, the restrictive covenants contained or referred to in Section 5, 6 and 7 of this Agreement shall survive the termination of this Agreement), in substantially the form delivered to the Executive in connection with the execution of this Agreement, of all claims, except for such matters covered by provisions of this Agreement which expressly survive the termination of this Agreement (the “Release Condition”).  Payments and benefits of amounts which do not constitute nonqualified deferred compensation and are therefore not subject to Section 409A (as defined below) shall commence five (5) days after the Release Condition is satisfied and payments and benefits which are subject to Section 409A shall commence on the 60th day after termination of employment (subject to further delay, if required pursuant to Section 3.9 above) provided that the Release Condition is satisfied.

5.              Protection of Confidential Information; Non-Competition; Non-Solicitation. The Executive acknowledges that the Executive’s services will be unique, that they will involve the development of Company-subsidized relationships with key customers, suppliers, and service providers as well as with key Company employees and that the Executive’s work for the Company will give the Executive access to highly confidential information not available to the public or competitors, including trade secrets and confidential information concerning the Company’s business which it would be impracticable for the Company to effectively protect and preserve in the absence of this Section 5 and the disclosure or misappropriation of which could materially adversely affect the Company.  Accordingly, the Executive agrees to the following obligations:

5.1.          Non-Disclosure of Confidential Information and Trade Secrets.  Except in the good faith performance of the Executive’s duties pursuant to Section 1.1, the Executive agrees not at any time, whether during or after the Executive’s employment with the Company, to divulge to any other entity or person or misuse any confidential information acquired by the Executive concerning the Company’s or its affiliates’ business affairs, including without limitation, its financial results and prospects, financial affairs, future plans in research, acquisition or divestiture plans, marketing, advertising, sales, product development, proprietary business processes or methods, research, trade secrets and any information regarding personal matters of any directors, officers, employees or agents of the Company or its affiliates or their respective family members, or any information concerning the circumstances of the Executive’s employment and any termination of the Executive’s employment with the Company or any information regarding discussions related to any of the foregoing (the “Confidential Information”). The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account or description (whether fictionalized or not) concerning any Confidential Information, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, theatrical production or movie, or television or radio programming or commercial or over the internet.  In the event that the Executive is requested or required to make disclosure of Confidential Information under any arbitration award, court order, subpoena or other judicial process, the Executive will promptly notify RCPC, take all reasonable steps requested by RCPC to defend against the compulsory disclosure and permit RCPC, at its expense, to control with counsel of its choice any proceeding relating to the compulsory disclosure. The Executive acknowledges that all information the disclosure of which is prohibited by this section is of a confidential and proprietary character and of great value to the Company.  Nothing in this Agreement will prohibit or restrict the Executive from responding to any inquiry, or otherwise communicating with, any Federal, state or local administrative or regulatory agency or authority or participating in an investigation conducted by any governmental agency or authority.  The Executive cannot be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (i) is made: (A) in confidence to a Federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

5.2.          Return of Company Property.  The Executive agrees to deliver promptly to the Company on termination of the Executive’s employment with the Company, or at any time that RCPC may so request, all Confidential Information, Inventions (as defined below) and all other memoranda, notes, records, reports, manuals, drawings, models, blueprints, materials, supplier lists, raw materials lists, and other documents (and all copies thereof) relating to the Company’s business and all property associated therewith, which the Executive may then possess or have under the Executive’s control, including, without limitation, computer disks or data (including data retained on any computer), and any home office equipment or computers purchased or provided by the Company or other materials; provided, however, that the Executive shall be permitted to retain his address book to the extent it contains only contact information.  To the extent the Company has any right in the Executive’s cell phone number, it shall cooperate with the Executive to transfer it to him.

5.3.          Non-Competition.  The Executive agrees that during the period (such period being referred to as the “Restricted Period”) of his employment and for a period of twelve (12) months following the termination of his employment with the Company for any reason (including, without limitation, expiration of the Term, if election for payment for the non-competition agreement is made pursuant to Section 2.2), unless his employment is terminated by the Company without Cause or by the Executive for Good Reason or COC Good Reason, then for a period of two (2) years following such termination, he will not, directly or indirectly, as a director, officer, stockholder, partner, associate, employee, consultant, owner, agent or independent contractor, become or be interested in, or associated with, any other corporation, firm or business of which a material portion of its business is engaged in a business (or businesses) that is competitive with the material business(es) in which the Company is engaged at the time of termination, in any geographical area in which the Company is engaged at the time of termination (a “Restricted Entity”); provided; however, that in the event the Executive’s employment terminates due to expiration of the Term pursuant to Section 2.2, the Executive shall only be subject to this Section 5.3 (but shall remain subject to the other provisions of this Section 5 without any payment) if the Company elects and advises the Executive in writing that it intends to require that the Executive comply with the non-competition restrictions and provides the Executive with continued payments of Base Salary, in the manner and amount specified in Section 3.1, during the Restricted Period, subject to satisfaction of the Release Condition and the Executive’s continued compliance with Sections 5, 6 and 7 of this Agreement (the Executive shall also be required to deliver to RCPC the offer (if any) in accordance with Section 2.2).  In addition, during the Executive’s employment, he shall not have any direct or indirect interest (whether as a director, officer, stockholder, partner, proprietor, associate, employee, consultant, owner, agent or independent contractor) in any company which sells to, supplies services to or buys products or services from the Company, or engages in any other activity or relationship which would be contrary to the Company’s conflict of interest policy as set forth in its Code of Conduct as from time to time in effect. Notwithstanding the foregoing, the Executive’s ownership, directly or indirectly, of not more than one percent of the issued and outstanding stock of a corporation the shares of which are regularly traded on a national security exchange or on the over-the-counter market shall not, solely on its own, be deemed to be a violation of this Section 5.3.  This provision shall not preclude the Executive from, following the termination of his employment, engaging in a business of an acquirer of the Company so long as he was not materially involved in that business during his employment.  The Executive may seek RCPC’s consent for a waiver of this Section 5.3 or a confirmation that a waiver is not necessary, neither of which may be unreasonably withheld or delayed, provided that a consent may have certain conditions as RCPC may deem appropriate, which may include a reduction in the severance payments that may be due under Section 4.3.

5.4.          Non-Solicitation.

5.4.1.  The Executive agrees that during the Restricted Period, he will not, directly or indirectly, solicit, induce, influence, or attempt to solicit, induce or influence any person then employed by the Company or during the six (6) month period prior to the date of the activity or otherwise interfere with any such employment by or association with the Company for the purpose of associating, as an employee or otherwise, or otherwise encourage any such employee, to leave his or her employment with the Company; provided that this provision shall not (i) prevent the Executive from supplying a reference for such employee (without otherwise breaching this provision), (ii) prevent the Executive from terminating employees of the Company in the good faith performance of the Executive’s duties or (iii) be deemed to apply to a general job posting not targeted at the Company’s employees.

5.4.2.  The Executive agrees that he will not, during the Restricted Period, directly or indirectly solicit, induce, influence, or attempt to solicit, induce or influence any customer, prospective customer (meaning a customer to whom the Company has made a sales proposal or pitch during the one year prior to the Executive’s termination of employment), supplier or vendor of the Company to divert his, her or its business to any Restricted Entity or otherwise encourage such customer, prospective customer, supplier or vendor to terminate its business relationship with the Company (except in the good faith performance of his duties) or otherwise interfere with any business or contractual relationship of the Company that may exist from time to time, including but not limited to with any supplier, customer, prospective customer or vendor.

5.5.            If the Executive commits a breach of any of the provisions of Sections 5.1 through 5.4, 6 or 7 hereof, the Company shall have the following rights and remedies:

5.5.1.    the right and remedy to immediately terminate all further payments and benefits provided for in this Agreement, except as may otherwise be required by law in the case of qualified benefit plans and any Final Compensation;

5.5.2.    the right and remedy to have the provisions of this Agreement specifically enforced by any arbitrator or court having equity jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury to the Company and that money damages and disgorgement of profits will not provide an adequate remedy to the Company, and, if the Executive attempts or threatens to commit a breach of any of the provisions of Sections 5.1 through 5.4, the right and remedy to be granted a preliminary and permanent injunction in any court or arbitration having equity jurisdiction against the Executive committing the attempted or threatened breach (it being agreed that each of the rights and remedies enumerated above shall be independent of the others and shall be severally enforceable, and that all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity);

5.5.3.  (i) to the extent that on the date of such breach there shall remain outstanding and unexercised (whether or not then vested) any portion of any stock option or stock appreciation right or there shall remain outstanding and unvested any portion of any other award granted to the Executive under any Revlon stock plan, including, without limitation, restricted stock, such award or portion thereof shall immediately and automatically terminate and, if applicable, become unexercisable, without any action or notice by the Company, and (ii) to the extent an award had vested (which, for the sake of clarity, does not affect the Company’s ability to claw back the income from such award as provided herein), the right and remedy to require the Executive to repay the Company for any income realized by the Executive related to any such awards during the 12-month period (or if the violation occurred on or following the termination of his employment without Cause, for Good Reason, COC Good Reason or as a result of his Disability, the 24 month period; provided, that, such period shall not go back to more than one year prior to the termination of his employment) prior to the date of the violation (or during any applicable post-termination exercise period related to options or stock appreciation rights); and

5.5.4.    the right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively “Benefits”) derived or received by the Executive as the result of any transactions constituting a breach of any of the provisions of Sections 5.1 through 5.4 hereof, and the Executive hereby agrees to account for and pay over such Benefits as directed by the Company.

5.6.           If any of the covenants contained in Sections 5.1 through 5.5, or any part thereof, hereafter are construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

5.7.            If any of the covenants contained in Sections 5.1 through 5.4, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the arbitrator or court making such determination shall have the power to reduce the duration and/or area of such provision so as to be enforceable to the maximum extent permitted by applicable law and, in its reduced form, said provision shall then be enforceable.

5.8.            The parties hereto intend to and do hereby confer jurisdiction to enforce the covenants contained in Sections 5.1 through 5.5 upon the arbitrator in the arbitration provided for in Section 11.1 below.  The parties hereby direct the arbitrator that it is the intention of the parties hereto that these covenants be enforced within the broadest possible business and geographic scope and duration since the Executive has global responsibility for the Company’s business.

5.9.            Any termination of the Term or the Executive’s employment shall have no effect on the continuing operation of this Section 5.

5.10.          The Company hereby agrees that an immaterial and inadvertent breach of this Sections 5 (excluding Section 5.3, hiring in violation of Section 5.4.1 or actual interference in violation of Section 5.4.2), 6 or 7 shall not be a basis on which to claim “Cause” for purposes of this Agreement or to stop or seek recoupment of payment of any pay and benefits provided for in this Agreement and references to “compliance with” or “breach” of such Sections shall be interpreted in accordance with this Section 5.10.  For clarity, employee solicitation and hiring activities and customer, vendor and supplier solicitation activities that occur in the ordinary course of the business of the Executive’s future employer where the Executive is not involved, directly or indirectly, in soliciting, identifying or hiring the Company’s employees or soliciting the Company’s customers, vendors and suppliers shall not be a breach of Section 5.4.1 or Section 5.4.2, as applicable.

5.11. The Executive shall not be subject to, or be at risk of forfeiture for a violation of, restrictive covenants contained in any other agreement or document (including, without limitation, in any grant or award agreement) that are broader than the covenants contained in this Agreement or the release described in Section 4.6.

6.            Inventions and Patents.

6.1.          The Executive agrees that all processes, technologies and inventions (collectively, “Inventions”), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by the Executive during the Term or following the Term if derived from Confidential Information shall belong to the Company, provided that such Inventions grew out of the Executive’s work with the Company or any of its affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its affiliates, are conceived or made on the Company’s time or with the use of the Company’s facilities or materials. The Executive shall further: (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of the Executive’s inventorship. “Inventions” shall not include managerial concepts and skills generally applied by experienced senior executives. The Executive has delivered to the Company a confidential schedule of intellectual property he had prior to joining the Company.

6.2.           If any Invention as defined in Section 6.1 above is described in a patent application or is disclosed to third parties, directly or indirectly, by the Executive within two (2) years after the termination of the Executive’s employment with the Company, it is to be presumed that the Invention was conceived or made during the Term.

6.3.            The Executive agrees that the Executive will not assert any rights to any Invention as having been made or acquired by the Executive prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.

7.              Ownership of Property.

The Company shall be the sole owner of all Confidential Information, Inventions, and all other products and proceeds of the Executive’s services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs, copyright work (meaning any works of authorship, including computer software) and all other intellectual properties or work product that the Executive may acquire, obtain, develop or create in connection with or during the Term, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive’s right to receive payments hereunder). The Executive shall, at the request of RCPC, execute such assignments, certificates or other instruments as RCPC may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend the Company’s right, title or interest in or to any such properties.

8.           Revlon Code of Conduct and Business Ethics.

In consideration of RCPC’s execution of this Agreement, the Executive agrees to comply with the then current published terms of the Revlon, Inc. Code of Conduct and Business Ethics (the “Code of Conduct”), a current copy of which is annexed at Schedule A, whether or not the Executive is a signatory thereof, with the same effect as if the same were set forth herein in full.

9.            Indemnification.

Subject to the terms, conditions and limitations of its by-laws (as in effect on the Effective Date or if greater, as amended thereafter) and applicable Delaware law, RCPC will defend and indemnify the Executive against all costs, charges and expenses (including advancement of fees) incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive is or may be made a party, brought by any shareholder of the Company directly or derivatively or by any third party or by any participant in, or beneficiary of, a benefit plan, by reason of any act or omission of the Executive as an officer, director or employee of the Company or affiliate of the Company or as a fiduciary of any benefit plan. The Executive shall be covered by the Directors and Officers insurance coverage as is maintained by Revlon and RCPC for its directors and officers including, to the extent provided under such Directors and Officers insurance, coverage for actions, suits or proceedings brought after he ceases employment with RCPC but relating to periods during the Executive’s employment with RCPC.  The Executive shall be required to enter into a standard undertaking as a condition to the advancement of legal fees and expenses. This provision shall survive termination of the Executive’s employment and shall remain in effect through any applicable statutes of limitation.

10.    Notices.

All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed first class, postage prepaid, by registered or certified mail (notices mailed shall be deemed to have been given on the date mailed), provided that all notices to the Company and the Executive shall also be sent simultaneously by email, as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith or in the case of the Company, to its then current principal office address):

If to the Company, to General Counsel (or her successor), Attention:  Mitra Hormozi; mitra.hormozi@revlon.com.

If to the Executive, to the Executive’s principal residence as reflected in the records of the Company and to the Executive’s email address as reflected in the records of the Company.

11.           General.

11.1.          Arbitration.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made between residents thereof and to be performed entirely in New York. Any dispute arising out of or relating to the Executive’s employment with the Company, any termination of employment or this Agreement, including without limitation any dispute relating to any law regulating the employment relationship or the Agreement’s formation, validity, performance, breach or termination, shall be finally resolved by arbitration in accordance with the International Institute for Conflict Prevention & Resolution Rules for Non-Administered Arbitration (the “CPR Rules”) by a sole arbitrator appointed in accordance with the CPR Rules.  The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§1 et seq., and judgment upon the arbitrator’s award may be entered by any court having jurisdiction thereof.  The place of arbitration shall be New York County, New York and shall occur in the English language.  Either party may apply to any appropriate court for interim or injunctive relief in aid of arbitration or to obtain complete relief following an award.

11.2.           Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

11.3. Entire Agreement. This Agreement (together with the Exhibits, Schedules and the documents referenced herein) sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof including any offer letter or term sheets. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

11.4. Assignment. This Agreement shall be binding upon the parties hereto and their successors and permitted assignees. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, nor may the Executive pledge, encumber or anticipate any payments or benefits due hereunder, by operation of law or otherwise.  RCPC may assign its rights, together with its obligations, hereunder (i) to any affiliate or (ii) to a third party (that agrees in writing to assume the obligations in this Agreement) in connection with any sale, transfer or other disposition of all or substantially all of any business to which the Executive’s services are then principally devoted, provided that no assignment pursuant to clause (ii) shall relieve the Company from its obligations hereunder to the extent the same are not timely discharged by such assignee.

11.5.           Amendment. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

11.6.           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

11.7. Legal Fees.  RCPC shall promptly reimburse the Executive for his reasonable legal fees expended or incurred by the Executive in connection with negotiating the terms of this Agreement and related documents up to $10,000, payable within thirty (30) days of the Executive’s submission of reasonably satisfactory documentation of such fees.

12.           Subsidiaries and Affiliates. As used herein, the term “subsidiary” shall mean any corporation or other business entity controlled directly or indirectly by the corporation or other business entity in question, and the term “affiliate” shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the corporation or other business entity in question.

13.    Change of Control Payments and Benefits.

13.1.  Extension of Term.  In the event of any Change of Control, the Term of this Agreement shall be automatically extended for twenty-four (24) months from the effective date (the “COC Effective Date”) of any such Change of Control if such extended date is longer than the expiration of the Term without regard to such Change of Control (such twenty-four (24) month period following such Change of Control being referred as the “Extended Term”).

13.2.           Benefit Continuation; Bonus and Salary Payment. If, during the Extended Term, the Executive terminates the Term of his employment for “COC Good Reason” (as defined below in sub-clause 13.2.3) or if the Company terminates the Term of the Executive’s employment other than for Cause (or if the Company terminates the Executive’s employment without Cause or the Executive resigns for Good Reason, in either case in connection with or in anticipation of the Change of Control) in lieu of the payments specified in Section 4.3, subject to the Release Condition, provided, however, if the termination or resignation occurs prior to the Change of Control, the Executive shall continue to receive the amounts specified in Section 4.3 as provided therein and any amounts in excess thereof that would be paid to or received by the Executive upon a Change of Control shall be paid in accordance with this Section following the occurrence of the Change of Control, and further provided that any excess amounts subject to Section 409A as nonqualified deferred compensation shall not be provided in the event the Change of Control does not satisfy the requirements of a “change of control” event for purposes of Section 409A.

13.2.1.    If the Executive is enrolled in the Company’s medical, vision and dental plans on the date of termination and provided that the Executive is permitted to continue such participation under applicable law and plan terms without the imposition of a penalty on the Company, and if the Executive elects to continue his participation and that of his eligible dependents in those plans for a period of time under COBRA, then, until the earliest to occur of (i) the conclusion of the Damage Period, (ii) the conclusion of the COBRA period, or (iii) the date the Executive begins new employment, the Company will contribute to the premium cost of the Executive’s coverage and that of his eligible dependents under those plans at the rate it contributed to the Executive’s premium cost of coverage on the date of termination (such contribution to be treated as a bonus and subject to any applicable tax withholdings). To be eligible for these Company premium contributions, however, the Executive must pay his portion of the premium cost during the Damage Period.  The Executive is required to notify the Company immediately if he begins new employment during the Damage Period and to repay promptly any excess benefits contributions made by the Company.  After the Company’s contributions end, the Executive may continue benefits coverage for the remainder of the COBRA period, if any, by paying the full premium cost of such benefits.

13.2.2.    The Company shall immediately pay to the Executive in a cash lump-sum payment two (2) times the sum of (A) the greater of the Executive’s Base Salary in effect on (1) the COC Effective Date or (2) such termination date, plus (B) the average amount of the gross annual bonus amounts earned by the Executive referred to in Section 3.2 of this Agreement over the five (5) calendar years preceding such termination (or, if employed by the Company for less than five (5) calendar years, the actual number of calendar years for which the Executive was eligible to receive an annual bonus payment) (the “Cash Severance”).  For the purposes of the foregoing calculation, if the annual bonus has not been declared for a completed calendar year, such bonus shall be deemed to be $1.125 million for 2017 and, with respect to future years, such bonus shall be determined based on actual results under the plan for corporate objectives and based on target for individual performance objectives. Notwithstanding the foregoing, if the Change of Control does not satisfy the requirements of a “change of control” event for purposes of Section 409A, the Cash Severance will not be paid in a cash lump sum, but rather in equal installments in accordance with Section 4.3. In addition, the Company shall pay the Prior Year Bonus and the Pro-Rated Bonus as provided in Section 4.3.

13.2.3.    “COC Good Reason” means, for purposes of this sub-clause 13.2.3. only (and not for any other purpose or reason under this Agreement): (A) a material adverse change in the Executive’s job duties, responsibilities or authority; (B) any reduction in the Executive’s Base Salary; (C) any reduction in the Executive’s annual bonus opportunity; (D) a material breach of this Agreement by the Company; or (E) the Executive’s being required by the Company to relocate beyond a fifty (50) mile radius of the Executive’s then current residence; provided that the Executive provides written notice to the Company of such event of COC Good Reason within ninety (90) days following the Executive’s knowledge of such event of COC Good Reason and the Company has not cured such event of COC Good Reason within the thirty (30) day period following the written notice and the Executive thereafter resigns his employment for COC Good Reason within one (1) year of such event of COC Good Reason (but no later than the end of the twenty-four (24) month period following the Change of Control); it being understood that if the Executive fails to resign within such one (1) year period, his right to terminate his employment due to COC Good Reason shall be deemed to be waived.

13.2.4.    The Executive shall have no duty to mitigate by seeking other employment or otherwise and no compensation earned by the Executive from other employment, a consultancy or otherwise shall reduce any payments provided for under this Section 13.

13.3.  Equity Compensation; LTIP Awards.  In the event of a Change of Control and the Executive’s employment is terminated by the Company without Cause (or the Executive’s employment is terminated without Cause or the Executive resigns for Good Reason, in either case in connection with or in anticipation a Change of Control) or by the Executive for COC Good Reason during the Extended Term, all then unvested restricted shares (if any) held by the Executive shall immediately vest and all restrictions shall lapse upon such termination, or if later, upon the occurrence of the Change of Control.  In addition, in the event of a Change of Control, the Executive shall receive payment of the Pro-Rated LTIP Awards at the time provided in the plan pursuant to which the LTIP Award payments are granted.

13.4.  Termination after the Extended Term.  In the event the Executive remains employed after the Extended Term, the provisions of this Agreement, including those as to termination of employment, but other than Article 13, shall apply.

14.          Section 280G.

14.1.          If the aggregate of all amounts and benefits due to the Executive under this Agreement or any other plan, program, agreement or arrangement of the Company or any of its affiliates, which, if received by the Executive in full, would constitute “parachute payments,” as such term is defined in and under Section 280G of the Code (collectively, “Change of Control Benefits”), reduced by all Federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Section 4999 of the Code, is less than the amount the Executive would receive, after all such applicable taxes, if the Executive received aggregate Change of Control Benefits equal to an amount which is $1.00 less than three (3) times the Executive’s “base amount,” as defined in and determined under Section 280G of the Code, then such Change of Control Benefits shall be reduced or eliminated to the extent necessary so that the Change of Control Benefits received by the Executive will not constitute parachute payments. If a reduction in the Change of Control Benefits is necessary, reduction shall occur in the following order unless the Executive elects in writing a different order, subject to the Company’s consent (which shall not be unreasonably withheld or delayed): (i) severance payment based on multiple of Base Salary and/or annual bonus; (ii) other cash payments; (iii) any Pro-Rated Bonus or Pro-Rated LTIP paid as severance; (iv) acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of stock subject to the option, provided such options are not permitted to be valued under Treasury Regulations Section 1.280G-1 Q/A – 24(c); (v) any equity awards accelerated or otherwise valued at full value, provided such equity awards are not permitted to be valued under Treasury Regulations Section 1.280G-1 Q/A – 24(c); (vi) acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of stock subject to the option, provided such options are permitted to be valued under Treasury Regulations Section 1.280G-1 Q/A – 24(c); (vii) acceleration of vesting of all other stock options and equity awards; and (viii) within any category, reductions shall be from the last due payment to the first.

14.2.  It is possible that after the determinations and selections made pursuant to Section 14.1 above the Executive will receive Change of Control Benefits that are, in the aggregate, either more or less than the amounts contemplated by Section 14.1 above (hereafter referred to as an “Excess Payment” or “Underpayment,” respectively). If there is an Excess Payment, the Executive shall promptly repay the Company an amount consistent with this Section 14.2.  If there is an Underpayment, the Company shall pay the Executive an amount consistent with this Section 14.2.

14.3.  The determinations with respect to this Section 14 shall be made by an independent auditor (the “Auditor”) compensated by the Company. The Auditor shall be the Company’s regular independent auditor, unless the Executive objects to the use of that firm or the regular independent auditor is unable or unwilling to makes such determinations, in which event the Auditor shall be a nationally-recognized United States public accounting firm chosen by the Company and approved by the Executive (which approval shall not be unreasonably withheld or delayed).  In addition, the Company shall obtain a valuation of the non-competition provisions contained in Section 5 which shall be considered by the Auditors in connection with its determinations under this Section 14.  The Auditor’s report contemplated by this Section 14 shall be in a form on which the Executive can rely in filing his taxes.

{Signature page follows.}

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

REVLON CONSUMER PRODUCTS CORPORATION

By:	/s/ Mark Pawlak
Mark Pawlak
Senior Vice President, Human Resources, Employment & Administration, Change Management

REVLON, INC. (with respect to the Restricted Stock Grant)

By:	/s/ Mark Pawlak
Mark Pawlak
Senior Vice President, Human Resources, Employment & Administration, Change Management

/s/ Christopher H. Peterson
Christopher H. Peterson

EXHIBIT A

Form of Restricted Stock Agreement

Restricted Stock Agreement

FOURTH AMENDED AND RESTATED REVLON, INC. STOCK PLAN

This RESTRICTED STOCK AGREEMENT (this “Agreement”) is entered into between REVLON, INC., a Delaware corporation (“Revlon” and, together with Revlon’s affiliates, the “Company”), and the employee of the Company to which this Agreement relates (the “Grantee”), subject to the Grantee’s acceptance of this Agreement.

Revlon’s Compensation Committee (the “Committee”) has determined that the objectives of the Fourth Amended and Restated Revlon, Inc. Stock Plan, as amended (the “Plan”), will be furthered by granting to the Grantee shares of Revlon, Inc. Class A common stock (“Common Stock”), subject to certain restrictions, upon the terms and conditions hereinafter contained (“Restricted Stock” or the “Restricted Stock Award”).  This Restricted Stock Agreement evidences the Restricted Stock Grant described on Schedule 1.

In consideration of the foregoing and of the mutual undertakings set forth in this Agreement, the Company and the Grantee agree as follows:

SECTION 1. Notice of Grant; Number of Shares. Subject to Section 10 of this Agreement, the Company hereby grants to the Grantee the number of shares of Restricted Stock set forth on Schedule 1. Grantee shall also receive a notice of grant from the Company which accompanies the electronic distribution of this Agreement or the online award summary referred to therein (the “Notice of Grant”). The Grantee shall not be required to make any payment for the Restricted Stock.

SECTION 2. Restrictions.

(a) Lapse of Restrictions. Subject to the Plan and the other terms of this Agreement, for so long as the Restricted Stock Award shall not be cancelled pursuant to the terms of the Plan or this Agreement, the restrictions relating to the Restricted Stock Award which is the subject of this Agreement shall lapse as set forth on Schedule 1, which is the vesting schedule for this grant established by the Committee.

(b) Transfer Agent Action Upon Lapse of Restrictions. Upon the grant of the Restricted Stock, the Company shall promptly instruct its transfer agent to record the Restricted Stock as the property of the Grantee, subject to restrictions. Upon the lapse of restrictions relating to the shares of Restricted Stock, as set forth in Section 2 hereof, the Company shall promptly instruct its transfer agent to eliminate any notation of the restrictions with respect to the vested shares and to record such vested shares as outstanding, with no restrictions.

(c) Limitations on the Sale of Vested Shares. The Grantee may sell, assign and/or transfer the vested portion of the shares of Restricted Stock granted pursuant to this Agreement, in whole or in part, provided that the Grantee has obtained the Committee’s prior consent, which consent shall not be unreasonably withheld or delayed, and Grantee complies with procedures set forth in the Company’s employee trading policy. Unless the Committee otherwise determines, the Grantee shall not have the right to pledge, hypothecate or encumber the shares of Restricted Stock granted pursuant to this Agreement, regardless of whether such shares have vested. Any attempt to dispose of these shares in contravention of such restrictions shall be null and void and without effect.

SECTION 3. Voting; Dividends. Prior to the date that restrictions lapse pursuant to Section 2 of this Agreement, the Grantee shall have no right to vote and no right to receive dividends or other distributions with respect to the Restricted Stock. Subject to the restrictions set forth in the Plan and this Agreement, from and after the date that restrictions lapse pursuant to Section 2 of this Agreement, the Grantee shall possess all incidents of ownership of the shares of Restricted Stock granted hereunder, including the right to receive dividends with respect to such shares of Restricted Stock and the right to vote such shares of Restricted Stock, but only with respect to the shares of Restricted Stock for which such restrictions have lapsed pursuant to Section 2 hereof.

SECTION 4. Taxes. The Grantee shall be responsible for paying to the Company promptly upon request, and in any event at the time the Grantee recognizes taxable income in respect of the Restricted Stock Award (which would include the date when any shares of Restricted Stock vest pursuant to Section 2 hereof), an amount equal to the taxes, if any, the Company determines it is required to withhold under applicable tax laws with respect to the Restricted Stock, in the manner of payment prescribed by the Company. Notwithstanding the foregoing, unless and until the Company, in its discretion, allows or prescribes an alternate method of tax withholding upon notice to the Grantee prior to any given vesting date hereunder, the Company shall satisfy its applicable tax withholding obligations associated with the Restricted Stock by withholding from delivery upon the lapse of restrictions shares of Common Stock having a fair market value (determined as of the date as to which the amount of tax to be withheld is determined) equal to the amount of taxes which the Company determines it is required to withhold under applicable tax laws. The Grantee further agrees and acknowledges that all other taxes, duties and fees related to the Restricted Stock must be paid directly by the Grantee to the appropriate authorities, and that the Company may offset against any future compensation, earnings, bonus, expense reimbursements or incentive compensation of any kind amounts necessary to cover any tax withholding obligations of the Company associated with the Restricted Stock which have not been accounted for in a manner satisfactory to the Company, to the extent permissible under applicable law, including Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Grantee may not make an election pursuant to Section 83(b) of the Code, with respect to the grant of any shares of Restricted Stock hereunder.

SECTION 5. Termination of Employment.
(a)    Effective as of the date of the Grantee’s termination of employment with the Company for any reason, all Restricted Stock which is unvested or as to which all restrictions have not lapsed as provided in Section 2 of this Agreement shall be cancelled, except as specified in Schedule I or to the extent the Committee may otherwise determine.

(b)    Nothing in the Plan or this Agreement shall confer upon the Grantee or any other person the right to continue in the employment of the Company or affect any right which the Company may have to terminate the employment of the Grantee or any other person.

SECTION 6. Plan Provisions to Prevail. This Agreement shall be subject to all of the terms and provisions of the Plan, as may be amended from time to time, which are incorporated hereby and made a part hereof, including, without limitation, the provisions of Section 2.9(c) of the Plan (generally prohibiting the sale of shares not owned or immediately issuable and failure to duly deliver shares in settlement), including Section 3.8(c) of the Plan (generally relating to waivers of claims to continued exercise or vesting of awards, damages and severance entitlements related to non-continuation of awards), Section 3.2 of the Plan (generally relating to consents required by securities and other laws), Section 3.5 of the Plan (relating to changes in capitalization) and Section 3.11 of the Plan (generally relating to the effects of certain reorganizations and other extraordinary transactions). Any term defined in the Plan shall have the same meaning in this Agreement. In the event there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern. In the event there is any inconsistency regarding the details of the grant between the records or communications of the Company’s outside Stock Plan Administrator and the resolutions and/or minutes of the Committee authorizing the award(s) subject to this Agreement, the Committee’s records shall prevail over the records, communications, databases and online summaries or presentations of those grant details furnished or maintained by the Company’s outside Stock Plan Administrator.

SECTION 7. Grantee’s Acknowledgment. By entering into this Agreement, the Grantee agrees and acknowledges that (a) he/she has received, read and understood a copy of the Plan, and this Agreement and accepts the shares of Restricted Stock upon all of the terms thereof, and (b) that no member of the Committee shall be liable for any Plan Action (as defined in the Plan), including without limitation any action or determination made in good faith with respect to the Plan or any award thereunder or under this Agreement. The Grantee has reviewed with his or her own advisors the tax and other consequences of the transactions contemplated by this Agreement. The Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to all matters of this Agreement.

SECTION 8. Nontransferability Prior to Vesting. In addition to the provisions of Section 2(c) of this Agreement, no shares of Restricted Stock granted to the Grantee under this Agreement shall be assignable or transferable by the Grantee (voluntarily or by operation of law) prior to the lapse of restrictions set forth in the Plan and this Agreement, other than by will or by the laws of descent and distribution.

SECTION 9. Legend on Certificates. The Grantee agrees that any certificate issued for shares of Restricted Stock prior to the lapse of any outstanding restrictions shall be inscribed with substantially the following legend:

This certificate and the shares of stock represented hereby are subject to the terms and conditions, including forfeiture provisions and restrictions against transfer, contained in the Fourth Amended and Restated Revlon, Inc. Stock Plan, as amended from time to time, and an agreement entered into between the registered owner and Revlon, Inc. (the “Restrictions”). Any attempt to dispose of these shares in contravention of the Restrictions, including by way of sale, assignment, transfer, pledge, hypothecation, encumbrance or otherwise, shall be null and void and without effect.

SECTION 10. Conditions. Notwithstanding anything contained in this Agreement to the contrary the grant of the award pursuant to Section 1 hereof is conditioned upon and subject to the Grantee’s execution and delivery to the Company of an executed copy of this Agreement (which may be electronically accepted by the Grantee pursuant to processes prescribed by the Company).

SECTION 11. Notices. Any notice to be given to the Company hereunder shall be in writing and shall be addressed to the Company's General Counsel at her then current Revlon email address. Any notice to be given to the Grantee hereunder shall be in writing and shall be addressed to the Grantee at the address set forth below, or at such other address as the Grantee may hereafter designate to the Company by notice as provided herein, or at such other address of the Grantee on file with the Company’s human resource or payroll records, whichever is later communicated. Subject to the foregoing, notices hereunder shall be deemed to have been duly given when sent by email or personal delivery, or three business days following delivery by registered or certified mail, or on the next business day if sent via overnight courier, in each case to the party entitled to receive the same in the manner provided in this Section 11.

SECTION 12. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and, to the extent set forth in Section 3.3 of the Plan and Section 8 of this Agreement, the Grantee’s heirs and personal representatives.

SECTION 13. Governing Law. This Agreement shall be governed by the laws of the State of New York applicable to agreements made and to be performed entirely within such state.

SECTION 14. Modifications to Agreement; Waivers. Subject to the other provisions of this Agreement, this Agreement may not be altered, modified, changed or discharged, except by a writing signed by or on behalf of both Revlon and the Grantee. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

SECTION 15.     Other Company Actions. Nothing contained in this Agreement shall be construed to prevent the Company from taking any action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Restricted Stock Award granted under this Agreement. Neither the Grantee nor any other person shall have any claim against the Company as a result of any such action.

SECTION 16.     Committee Authority. The Committee shall have full authority to interpret, construe and administer the terms of this Agreement in its sole discretion. The determination of the Committee as to any such matter of interpretation, construction or administration shall be final, binding and conclusive on all parties.

SECTION 17.    No Violation of Securities Laws; Securities Trading Policy.

(a)    The Company shall not be obligated to make any payment hereunder if such payment, in the opinion of counsel for the Company, would violate any applicable securities laws. The Company shall be under no obligation to register any shares of Common Stock or any other property pursuant to any securities laws on account of the transactions contemplated by this Agreement.

(b)    In addition to the provisions of Section 2(c) of this Agreement, the Grantee understands and agrees that under the Company’s Confidentiality of Information and Securities Trading Policy, as is in effect from time to time, a copy of which is available upon request from the Company's General Counsel (the “Trading Policy”), employees and Directors of the Company, including Grantees of restricted stock, may be restricted from selling shares of restricted stock after the restrictions lapse and during certain “restricted periods.” As of the date of this Agreement, the “restricted periods” commence on the first day of each fiscal quarter of the Company (i.e., April 1, July 1, October 1 and January 1) and continue until two business days after the public release of the Company’s earnings for the prior quarter (under the Trading Policy, these periods may change from time to time, and the Company may impose other restricted trading periods due to special circumstances).

SECTION 18.     Severability. Notwithstanding any other provision of this Agreement, if any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the sole discretion of the Committee, materially altering the intent of the Agreement, such provision shall be stricken as to such jurisdiction or person, and the remainder of the Agreement shall remain in full force and effect.

SECTION 19.    Headings. The headings of sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of this Agreement.

SECTION 20. Fractional Shares. Unless and until the Committee in its sole discretion determines otherwise, no fractional shares of Common Stock shall be issued or delivered pursuant to this Agreement, and unless and until the Committee in its sole discretion determines that cash, other securities, or other property shall be paid or transferred in lieu of any fractional shares, any rights to any fractional share shall be canceled, terminated or otherwise eliminated, without payment of any consideration.

SECTION 21.    Entire Agreement. This Agreement (together with Schedule 1) and the Plan contains the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior communications, representations and negotiations, written or oral, in respect thereto. Neither the Company nor the Committee nor the Grantee have made any promises, agreements, conditions or understandings, either orally or in writing, concerning the Restricted Stock grant that are not included in this Agreement (including Schedule 1) or the Plan.

SECTION 22. Miscellaneous. This Agreement is being furnished to the Grantee electronically and shall not be enforceable by the Grantee unless and until it has been electronically accepted by the Grantee via electronic acceptance procedures established by the Company, as communicated to the Grantee in the Notice of Grant (or otherwise in writing), and such acceptance has been logged and validated by the Company. Once electronically accepted by the Grantee, the effective date of this Agreement, for reference purposes, shall be the grant date. The grant covered by this Agreement shall be void and of no force or effect if this Agreement is not accepted timely by the Grantee.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

REVLON, INC.

By:
Name:

GRANTEE

By clicking “I Agree” or “Accepted” or words to that effect on the online award acceptance tool made available to the Grantee by the Company or its Stock Plan Administrator, as advised in the Notice of Grant, Grantee is acknowledging that he/she has read this Agreement and all of the documents referred to herein and is agreeing to abide by all of their terms.

SCHEDULE 1 TO RESTRICTED STOCK AGREEMENT

Grantee Name & Address:

_____________
_____________
_____________

Grant Date:

April 17, 2017 (the “Grant Date”)

Number of Shares of Restricted Stock Granted:

That number of restricted shares of Revlon, Inc. Class A common stock with a fair market value equal to $5 million divided by the NYSE closing price of Revlon, Inc. Class A common stock on the April 17, 2017 effective date of Grantee’s Employment Agreement dated April 17, 2017 between the Grantee and Revlon Consumer Products Corporation (the “Employment Agreement”).

Vesting Schedule:

One-fifth of the shares of Restricted Stock shall vest on April 17, 2018 and on each anniversary thereafter, until fully vested.

Notwithstanding the foregoing, the restrictions relating to the Restricted Stock Award which is the subject of this Agreement shall immediately lapse and such shares shall be deemed fully vested upon a termination of Grantee’s employment with the Company by the Company without Cause, by the Executive for Good Reason or COC Good Reason or as a result of his death or Disability (as such terms are defined in Grantee’s Employment Agreement and as they are interpreted in accordance with the Employment Agreement, it being understood that, notwithstanding Section 6 of this Agreement, this provision overrides any contrary provision in the Plan relating to means of interpretation), subject to all of the terms and conditions of the Employment Agreement (which are incorporated by reference herein).

Acknowledgement:

This Restricted Stock Award is part of the consideration for the covenants contained in Sections 5, 6 and 7 of the Grantee’s Employment Agreement and is subject to the terms thereof, including without limitation, Section 5.5.3 thereof. By entering into the Restricted Stock Agreement and as a condition for receiving the grant of the award pursuant to Section 1 hereof, the Grantee hereby ratifies his obligations under Sections 5, 6 and 7 of the Employment Agreement.

Grantee Acceptance:

________________________
Name:
Title:

SCHEDULE A

REVLON CODE OF CONDUCT AND BUSINESS ETHICS

SCHEDULE B

A “Change of Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(i)      any Person, other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this definition a Person will be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; provided that under such circumstances the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for the purposes of this clause (i) and clause (iii), such other Person will be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other Person beneficially owns, directly or indirectly, more than 50% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent corporation);

(ii)      during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66-2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office;

(iii)      the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets to an entity in which any Person, other than one or more Permitted Holders is or becomes the Beneficial Owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this definition a Person will be deemed to have “beneficial ownership” of all shares that any Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of securities of such entity representing 50% or more of the combined voting power of such entity’s Voting Stock, and the Permitted Holders “beneficially own” (as so defined) directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of such entity than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such entity; or

(iv)       a “Change of Control” shall have occurred under, and as defined in, the indenture governing Revlon Consumer Products Corporation’s 8 5/8% Senior Subordinated Notes Due 2008 or any other Subordinated Obligations of Revlon Consumer Products Corporation so long as such 8 5/8% Senior Subordinated Notes Due 2008 or Subordinated Obligations are outstanding.

Notwithstanding the foregoing and for the sake of clarity, a “Change of Control” shall not be deemed to have occurred (i) by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same combined voting power of the Voting Stock in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions or (ii) upon the occurrence of a Material Transaction if following the transaction MacAndrews & Forbes continues to own or control a operating business formerly conducted by Revlon..

“Capital Stock” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

“8 5/8% Senior Subordinated Notes Due 2008” means Revlon Consumer Products Corporation’s 8 5/8% Senior Subordinated Notes due 2008 and any notes exchanged therefor.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Permitted Holders” means Ronald O. Perelman (or in the event of his incompetence or death, his estate, heirs, executor, administrator, committee or other personal representative (collectively, “heirs”)) or any Person controlled, directly or indirectly, by Ronald O. Perelman or his heirs.

“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

“Preferred Stock,” as applied to the Capital Stock of the Company, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of the Company, over shares of Capital Stock of any other class of the Company.

“Subordinated Obligations” has the meaning ascribed thereto in the indenture for Revlon Consumer Products Corporation’s 9½% Senior Notes due 2011.

“Voting Stock” means all classes of Capital Stock of the Company then outstanding and normally entitled to vote in the election of Directors.